ASSET PURCHASE AGREEMENT

Dated as of January 16, 2009

MERRIMAN CURHAN FORD GROUP, INC.,
a Delaware corporation, as Parent

MERRIMAN CURHAN FORD & CO.,
a California corporation, as Subsidiary and jointly with Parent as Seller

and

INSTITUTIONAL CASH DISTRIBUTORS LLC,
a California limited liability company, as Buyer

and

TOM NEWTON,
ED BALDRY, and
JEFF JELLISON,
individuals, as the "Other Members"

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ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this **"Agreement"**), dated and effective as of January 16, 2009 (the "**Effective Date**"), is entered into by and between MERRIMAN CURHAN FORD GROUP, INC., a Delaware corporation ("**MCF Group**"), MERRIMAN CURHAN FORD & CO., a California corporation ("**Company**", with MCF Group and Company referred to where appropriate in the context as "**Seller**"), INSTITUTIONAL CASH DISTRIBUTORS LLC, a California limited liability company ("**Buyer**"), and TOM NEWTON, ED BALDRY, and JEFF JELLISON, individuals (the "**Other Members**"), with respect to the following facts and circumstances.

RECITALS

A. Company and Other Members are parties to and members under that certain Amended Membership Agreement dated April 23, 2003, and amended on May 9, 2006 (the "**Membership Agreement**"), pursuant to which they organized and jointly operate a line of business under the name Institutional Cash Distributors (the "**Business**").

B. Pursuant to the Membership Agreement Company and the Other Members hold certain contract rights, referred to therein as membership interests, in the Business which entitle them to share in the proceeds realized from certain sales of the Business, provide for joint ownership interests in the intellectual property comprising part of the Business, and provide other rights set forth therein. The Membership Agreement also confers upon certain members of the Institutional Cash Distributors advisory board (the "**Advisory Board Members**") and upon an individual associated with the Business (the "**Associate**") certain rights in the event of a sale of the Business.

C. Company is the wholly-owned subsidiary of MCF Group. MCF Group and Company owns the assets comprising the Business beyond those owned by the Other Members pursuant to the Membership Agreement. MCF Group and Company, jointly as Seller hereunder, wish to sell to Buyer the assets they own as part of the Business, including the contract rights under the Membership Agreement and rights in the intellectual property of the Business to be relinquished by Company pursuant to this Agreement, as those Assets are described in *Section 1.2* hereof. Other Members have formed Buyer to purchase the Assets from Seller.

D. Upon execution hereof, the Parties wish to terminate the Membership Agreement and make arrangements for the continued and future operation of the Business as set forth herein. As set forth below, and as further restated in Exhibit D to this Agreement, upon execution of this Agreement and Exhibit D attached hereto, the Membership Agreement shall terminate.

E. Certain terms used in this Agreement are defined separately in *Article VI* and are integral to this Agreement.

MCF Group, Company, Buyer, and Other Members agree as follows:

ARTICLE I.

THE SALE AND PURCHASE TRANSACTION; TERMINATION OF MEMBERSHIP AGREEMENT

1.1 ***Sale and Purchase of Assets***. Seller hereby sells to Buyer, and Buyer hereby purchases from Seller, the Assets, free and clear of all Encumbrances, which sale is accomplished by means of the relinquishment, by Company, of its membership and other rights under the Membership Agreement upon termination of the Membership Agreement, and by means of the joint transfer, by MCF Group and Company as Seller hereunder, of their remaining interests in the Assets pursuant to this Agreement.

1.2 ***Assets Defined.*** The assets being acquired hereunder consist of the assets listed on *Exhibit A* hereto and (a) all brochures, trade and marketing materials, service offering descriptions, and other documents, in written and electronic form, which are currently employed by Seller in the conduct of the Business, (b) any and all intellectual property and copyrights related to the items identified in (a) if and to the extent owned by Seller; (c) as identified by Buyer, copies, or originals if Seller prefers, of all books and records, whether in written or electronic form, showing customer lists, customer sales, accounts, fees and commission, orders, rejections, and correspondence with customers, vendors or other third parties during the term of the Membership Agreement; and (d) other information and copies of documents that Buyer identifies prior to the Effective Date as likely to be helpful or useful to Buyer in operating the Business after the Effective Date (the "**Assets**").

1.3 ***Purchase Price; Payment***. The purchase price for the Assets shall be Two Million dollars ($2,000,000) (the "**Purchase Price**"), payable to Company on behalf of Seller in monthly installments in accordance with the provisions of *Section 1.3.1*. The Purchase Price, and each and every installment thereof, shall only be payable if Seller is operating its business in the ordinary course of business and is providing, to the extent Buyer is using such services, Seller's broker-dealer license. If at any time, prior to Buyer completing the creation of its separate broker-dealer and transitioning the ICD business to operation by Buyer, Seller is neither in possession of or cannot provide a broker-dealer license or is not operating in the ordinary course of business, the Purchase Price shall be amended to only include those amounts which have been previously paid by Buyer to Seller in connection with this Section 1.3.

1.3.1 After the execution of this document, Buyer shall pay the sums set forth below in installments commencing on February 15, 2009, by wire transfer of federal funds in accordance with wire transfer instructions delivered by Company (with accompanying Federal tax identification number) to Buyer provided in writing at least five days prior to the Effective Date. On the fifteenth day of each month commencing February 15, 2009 or, if not a Business Day, the next Business Day thereafter, Buyer shall make payments to Company, by wire transfer in accordance with wire transfer instructions as Company shall provide from time to time, with respect to the prior calendar month, until the entire Purchase Price has been paid, in accordance with the following formula:

(i) Buyer will pay to Seller 41% of its monthly gross revenue, but in no event shall each such installment payment be less than One Hundred Thousand Dollars ($100,000.) per month and in no event shall exceed the gross amount of Six Hundred Thousand Dollars ($600,000.) per month until the Purchase Price is achieved in full.

1.3.2 Any payment not made when due hereunder shall accrue Interest from the date due until the amount is paid, with any such Interest amounts to be added to the next monthly payment.

1.3.3 Interest shall also accrue on any amounts unpaid hereunder by December 1, 2009 until the amount is paid with any such interest amounts to be added to the next monthly payment.

1.3.4 Each monthly payment shall be accompanied by a report from Buyer setting forth gross revenue for the month corresponding to the payment being made, which report is due each month on or before the payment date.

1.3.5 In addition to Seller's rights under *Section 2.4.* Seller shall have the right at any time during normal business hours to inspect Buyer's books and records, using either its own personnel or professional counselors, for purposes of verifying the gross revenues and the payments made under this Agreement. In the event that such inspection reveals that an underpayment was made, Buyer promptly shall pay the additional amount owed, together with Interest from the date the amount originally was owed until paid.

1.4 Security Agreement. Buyer hereby grants to Seller a security interest in all of its personal property as security for the performance of its obligations hereunder and shall execute simultaneously herewith the security agreement in the form of *Exhibit B* here (the **"Security Agreement"**).

1.5 Deliveries. The Parties shall make the following deliveries simultaneously herewith:

1.5.1 Deliveries by Seller. Seller shall deliver to Buyer:

1.5.1.1 Executed copies of this Agreement and the Security Agreement.

1.5.1.2 All contracts with all vendors relating to ICD's business as conducted by Seller from 2004 to present.

1.5.1.3 All regulatory and financial books and records related to ICD from 2004 to present.

1.5.1.4 Such other agreements and documents as Buyer may reasonably request.

1.5.2 Deliveries by Buyer. Buyer shall deliver to Seller:

1.5.2.1 Executed copies of this Agreement and the Security Agreement.

1.5.2.2 A wire transfer of federal funds in accordance with *Section 1.3*.

1.5.2.3 Exhibit D bearing the signatures of the Advisory Members and the Associate.

1.5.2.4 Such other agreements and documents as Seller may reasonably request.

1.6 No Liabilities Assumed. Except as may be expressly assumed in writing by Buyer in its sole discretion on or after the Effective Date or as may be expressly set forth in this Agreement, Buyer does not assume and will not be responsible for any obligations or liabilities of Seller of any type or nature.

1.7 Pre-Paid Expenses and Deposits. In the event that there are pre-paid expenses, including, without limitation, payments to vendors related solely to ICD, incurred by Seller prior to the Effective Date with respect to any period of time after the Effective Date, Buyer promptly shall reimburse the portion of such expenses corresponding to the time after the Effective Date upon presentation by Seller of documentation evidencing the pre-paid expenses incurred and the amounts Seller identifies as reimbursable expenses under this *Section 1.7*. Buyer also shall cooperate with Seller in effecting the release to Seller of or reimbursement of Seller for any deposits of cash made by Seller in connection with the Business and being held by any third parties as of the Effective Date.

1.8 Tradenames, Trademarks, and Service Marks. Seller shall cooperate with Buyer in consenting to Buyer's usage of the name "Institutional Cash Distributors", whether as a trade name or fictitious business name, and, effective as of the Effective Date, Seller shall discontinue any usage of such names other than as needed to identify itself as being the corporation formerly operating a business under that name.

1.9 Employees and Key Management. As set forth in *Section 2.5*, immediately upon execution hereof, Buyer shall commence seeking the licenses and approvals described therein. Seller and its General Counsel shall be responsible for supporting and assisting Buyer's application for a broker-dealer license. At such time as Buyer has obtained its required licenses, the Parties in good faith shall make arrangements for the possible transfer to Buyer of any employees then in the employ of Company who are focused upon the Business and who at that time are to become employees of Buyer. During the interim period prior to the transfer, the amounts paid by Company for salaries, wages, benefits, and direct and indirect overhead for such employees shall be calculated and promptly shall be reimbursed to Company by Buyer. While Company will cooperate in effecting any such transition, Seller does not warrant or guarantee that Buyer will be able to hire any current employees of Company involved in the Business.

1.10 Assignment of Contracts. Prior to the Effective Date, the Parties shall identify any vendor, customer or other contracts or agreements pertaining to operating the Business or providing its service offerings that Buyer may wish to assume in connection with its operation of the Business after the Effective Date and shall list them on *Exhibit C* (the "**Contracts**"). Although Seller cannot guarantee that the third parties will consent to such assignments of Contracts, Seller shall cooperate with Buyer in obtaining assignments of those contracts, and consents to the assignment of the parties to the Contract, on terms reasonably acceptable to Buyer. With respect to any such assigned contracts, Buyer shall be liable for any invoices from the other parties thereto received after the Effective Date, regardless of whether the invoice covers a period prior to or after the Effective Date.

1.11 Allocation of Expenses. With respect to other expenses related to the Business other than as addressed in *Section 1.10*, Seller shall be responsible for all invoices or other demands for payment received prior to the Effective Date and Buyer shall be responsible for all invoices and other demands for payment received after the Effective Date, regardless of whether the invoice or other demand for payment covers a period prior to or after the Effective Date. Buyer shall have the right to offset any amounts owed from Seller to Buyer from any sums otherwise due and owing pursuant to Section 1.3 above.

1.12 Waiver and Termination of Membership Agreement. Seller and Other Members agree that the sale of Assets hereunder does not constitute a sale of the division described in the Membership Agreement and to the extent the terms and conditions of this Agreement may be inconsistent with the provisions of the Membership Agreement, and specifically those relating to the sale of the Business and rights of first refusal under section 9.02 of the Membership Agreement pertaining to sales of membership interests, Company and the Other Members waive their rights thereunder. Company and Other Members hereby agree that upon execution of this Agreement, the Membership Agreement is terminated, Company shall have relinquished and transferred to IDC its contract rights thereunder, and no Member thereunder shall thereafter owe further obligations to any other Member except as set forth herein. Other Members simultaneously herewith and in connection with formation of the Buyer have transferred their membership interests in the Membership Agreement and their rights thereunder to Buyer such that upon execution of this Agreement, and Company's relinquishment of its rights under the Membership Agreement, Buyer shall thereafter have full ownership of the Business subject to any restrictions or other terms and conditions hereunder. The Parties agree to cooperate in good faith in assuring a smooth transition to Buyer of the Business. The parties hereby agree and confirm that this Agreement is being made and processed in the ordinary course of business and that the sums represented by the Agreement are fair and equitable to both parties hereto. In the event that matters arise not contemplated immediately below or elsewhere in this Agreement, the Parties will cooperate in good faith to arrive at a fair resolution.

1.12.1 Business Conducted Prior to and on Effective Date. All business conducted through and including the close of business on the Effective Date, including any trading transactions commenced prior to or on the Effective Date but completed or closed after the Effective Date, shall be governed by the Membership Agreement and Company shall be entitled to receipt of the revenue described in section 4.02 of the Membership Agreement subject to expenses under section 5.01 thereof for which it is responsible. If Buyer shall receive any such revenue to which Company is entitled, whether from a clearing broker or otherwise, Buyer shall receive such amounts in constructive trust for the benefit of Company and promptly shall forward such amounts to Seller.

1.12.2 Payments After the Effective Date. If Seller receives payments after the Effective Date corresponding to the conduct by Buyer of the Business after the Effective Date, Seller shall receive such amounts in constructive trust for the benefit of Buyer and promptly shall forward such amounts to Buyer.

1.12.3 Advisory Board Members and Associate. Buyer shall have obtained and delivered to Seller executed copies of *Exhibit D*, Consent and Disclaimer of Advisory Board Members and Associate, and shall indemnify Seller from and against any claims that Advisory

Board Members or Associate may bring against Seller in connection with this Agreement or conduct of the Business prior to the Effective Date.

1.12.4 ***Provision of Administrative Services***. Buyer currently contemplates continuing the operations of the Business on the premises of Seller. Seller shall continue to provide the support services for the Business as described in section 5.02 of the Membership Agreement for a period through February 28, 2009 at no charge to Buyer except for the reimbursements described in *Section 1.9*. On or prior to expiration of that period Buyer and Seller shall enter into a space lease, an administrative services agreement, and such other arrangements as the Parties in good faith shall define for reasonable compensation based on what third parties would charge for the same or similar services.

ARTICLE II.
CERTAIN COVENANTS

2.1 ***Certain Tax Matters***. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Party against whom they are assessed when due, and each Party will, at its own expense, file all necessary tax returns and other documentation with respect to all such Taxes, fees and charges. Buyer shall be responsible for the preparation of and filing the appropriate documentation, including the purchase price allocation, under Section 1060 of the Internal Revenue Code, including Form 8594, and Seller agrees to file a conforming form after the completion of the transaction under this Agreement.

2.2 ***Publicity***. No Party shall issue any press release or otherwise make any announcements to the public or the employees of Seller regarding this Agreement or the Contemplated Transactions without the prior written consent of the other Parties, except as required by any applicable Legal Requirements. At or prior to the Effective Date Seller and Buyer shall inform the employees, customers, and suppliers and others having dealings with Seller regarding the Business in a fashion consistent with procedures agreed upon prior to execution of this Agreement. Thereafter, Buyer will make no further announcement regarding the transfer of the Assets or Buyer's receipt of the Business without Seller's prior written consent, not to be withheld unreasonably.

2.3 ***Confidentiality; Privilege***. Each Party shall keep confidential all aspects of this Agreement, and shall not appropriate for its own use, reveal or disclose to anyone except as necessary to fulfill a Party's obligations hereunder, any confidential information of the other (as a "**Disclosing Party**") which may become known to it prior to or during the term of this Agreement (a "**Receiving Party**"). Each Party agrees to take the necessary steps to protect and maintain the confidentiality of such confidential and proprietary information of the other. Confidential or Proprietary Information shall mean any information maintained as confidential by the other which is not publicly known and not lawfully available without restriction from a third party. The foregoing restrictions will not apply to any such Confidential Information that is (i) required to be disclosed by court order or decree or incompliance with applicable law; (ii) in the public domain other than by reason of a breach hereof by the receiving Party, (iii) known to the Receiving Party prior to its receipt from the Disclosing Party hereunder and is not subject to

a confidentiality obligation, (iv) independently developed by the Receiving Party, or (v) received by the Receiving Party from a third party and not subject to a confidentiality obligation. Each Party acknowledges that the Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information, regardless of whether such claims have been or are entitled to be asserted.

2.4 Retention of Records. After the Effective Date, Seller and Buyer shall each provide the other and its representative's reasonable access to records that relate to the Business, during normal business hours and on at least three days' prior written notice, for any purpose reasonably related to their business activities prior to the Effective Date.

2.5 Broker-Dealer and Other Licenses. Promptly upon execution hereof, Buyer shall commence efforts to obtain all required federal and state broker-dealer and other securities licenses and registrations, and such other federal, state, and local licenses, registrations, permits, and other Governmental Authorizations as it determines it needs to operate the Business. Seller and Seller's General Counsel agree to support and assist Buyer's application and prosecution of the broker-dealer license for Buyer.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer as set forth in this *Article III* as follows.

3.1 Organization; Qualification. MCF Group and Company each is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each has the corporate power and authority to operate, own and lease its properties, perform its obligations, and otherwise carry on its business as now conducted. Each has the absolute and unrestricted power, authority and capacity to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations under this Agreement and such Other Agreements.

3.2 Authorization; Enforceability. This Agreement and each Other Agreement to which MCF Group or Company is or is to become a party have been or will be duly executed and delivered by each corporation and constitute or will constitute the legal, valid and binding obligations of each of them, enforceable against it in accordance with their respective terms. Each of MCF Group and Company has duly and validly authorized this Agreement and the Other Agreements to which it is or is to become a party and all of the Contemplated Transactions to be taken by it.

3.3 No Violation of Laws or Agreements; Legal Approvals; Consents. The execution and delivery of this Agreement and the Other Agreements and the consummation and compliance with the Contemplated Transactions by MCF Group and the Company shall not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with, or result in a violation of any provision of the Governing Documents of either of them or the resolutions adopted by its board or directors or stockholders; (b) contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or

decree binding upon or applicable to either of them; or (c) result in the creation or imposition of any Encumbrance on the Assets. Except as set forth in this Agreement, no person is required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by MCF Group or Company of this Agreement or any Other Agreement or the consummation by either of them of the Contemplated Transactions.

3.4 ***Legal Proceedings***. No Legal Proceeding is pending or, to the knowledge of Seller, threatened against or affecting Seller, or the Assets, which questions the validity of this Agreement or the Contemplated Transactions, or which might result, either individually or in the aggregate, in any material adverse change in the Business. To the knowledge of Seller, no officer, director, agent, or employee of MCF Group or Company is subject to any Legal Proceeding or Contract that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Business or to the sale to Buyer of the Assets.

3.5 ***Contracts; Compliance***. Each Contract identified in *Exhibit C* is a legal, valid and binding obligation of MCF Group or Company as the case may be and is in full force and effect.

3.6 ***Governmental Authorizations***. Subject to Buyer's obligations under *Section 2.5*, Seller has all Governmental Authorizations, if any, that are necessary to transfer the Assets to Buyer and carry out Seller's obligations under this Agreement.

3.7 ***Disclaimer of Other Representations and Warranties***. Except as expressly set forth in this *Article III*, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Seller or Assets, nor does Seller make any representations or warranties regarding Buyer's ability to continue the Business or any customer relationships. Seller warrants to Buyer that Seller has the legal and regulatory ability to transfer the assets herein, and the entering into this Agreement will not constitute a violation of any California or Federal statute, regulation, or existing law related to Seller's financial status.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

4.1 ***Organization***. Buyer is a limited liability company which has been duly organized, and currently undergoing formation to exist as a valid limited liability company in good standing under the laws of California, and shall meet such standing as of the Effective Date of this Agreement. Buyer will have the limited liability company power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations under this Agreement and under such Other Agreements.

4.2 ***Authorization; Enforceability***. This Agreement and each Other Agreement to which Buyer is or will become a party have been or will be duly executed and delivered by Buyer, and constitute or will constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. All Contemplated Transactions

to which Buyer is or is to become a party have been duly and validly authorized by all necessary proceedings by Buyer.

4.3 ***No Violation of Laws or Agreements; Legal Approvals; Consents.*** The execution and delivery of this Agreement and the Other Agreements and the consummation and compliance with the transactions, terms and conditions of this Agreement and the Other Agreements by Buyer will not, directly or indirectly (with or without notice or the lapse of time or both): (i) contravene, conflict with or result in a violation of any provision of its Governing Documents or the resolutions adopted by its manager; or (ii) violate, or give any person the right to obtain any relief, or exercise any remedy under, any Legal Requirement to which Buyer is subject, or by which any of its assets may be bound or affected, or give any person the right to challenge any of the Contemplated Transactions. Buyer is not required to make, give or obtain any Legal Approvals or Consents in connection with the execution, delivery or performance by Buyer of this Agreement or any Other Agreement or the consummation by Buyer of the Contemplated Transactions.

ARTICLE V.
SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; MUTUAL RELEASE

5.1 ***Survival of Representations.*** All representations, warranties, covenants and obligations made by any Party in this Agreement are several and independent legal obligations and shall survive the Effective Date for a period of one (1) year following the Effective Date.

5.2 ***Indemnification by Seller.*** Seller shall indemnify, defend, save and hold harmless Buyer and its officers, directors, employees, agents and Affiliates, (each, a **"Buyer Indemnitee"**) from and against, and shall reimburse Buyer Indemnitees for, all Damages (collectively, **"Buyer Damages"**) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Buyer Indemnitee from or in connection with: (i) the breach of any representation or warranty made by Seller pursuant to this Agreement; (ii) the non-performance, partial or total, of any covenant made by Seller pursuant to this Agreement; (iii) Seller's operation of the Business prior to and on the Effective Date except with respect to any contracts assumed by Buyer; and (iv) claims of any type or nature relating to the employment of Seller's employees prior to the Effective Date or any termination of such employment at or prior to the Effective Date

5.3 ***Indemnification by Buyer.*** Buyer shall indemnify, defend, save and hold harmless Seller and its officers, directors, employees, Affiliates and agents (each, a **"Seller Indemnitee"**) from and against any and all Damages (collectively, **"Seller Damages"**) directly or indirectly asserted against, imposed upon, resulting to, or incurred or required to be paid by any Seller Indemnitee from or in connection with, (i) any breach or inaccuracy of any representation or warranty made by Buyer in this Agreement or in any certificate or document delivered by Buyer in connection with this Agreement or any Other Agreement to which Buyer is a party, (ii) a breach or nonperformance of any covenant or agreement made by Buyer in or in connection with this Agreement or in any Other Agreement to which Buyer is or is to become a party, or (iii) Buyer's operation of the Business after the Effective Date.

5.4 ***Limitation on Indemnification and Liability***. Neither Party shall have the right to assert any claim for indemnification under this Agreement more than one year after the Effective Date. The maximum amount that Seller may be liable to the Buyer Indemnitees or the Buyer to the Seller Indemnitees for indemnification under this Agreement shall be $2,000,000. In no event shall the total, aggregate liability of the Seller to the Buyer Indemnitees or of the Buyer to the Seller Indemnitees and Seller under this Agreement, the Security Agreement, or the servicing agreement as agreed under *Section 1.12.4*, for any liabilities, whether in the nature of indemnification or otherwise exceed $2,000,000. Neither Party shall have the right to assert any claim for indemnification under this Agreement unless and until the aggregate amount of all Buyer Damages or Seller Damages, as the case may be, exceed fifty thousand dollars ($50,000) and then the Buyer Indemnitees or the Seller Indemnitees, as the case may be, shall be entitled to recover only the amount of such damages in excess of such threshold amount. Neither Party may assert consequential or special damages, including punitive damages or for lost profits.

5.5 ***Notice of Claims***. If any Buyer Indemnitee or any Seller Indemnitee (an **"Indemnified Party"**) believes that it has suffered or incurred, or will suffer or incur, any Damage for which it is entitled to indemnification under this *Article V*, the Indemnified Party shall notify the party or parties from whom indemnification is being claimed (the **"Indemnifying Party"**). This notice shall specify the factual basis of the claim in reasonable detail in light of the circumstances then existing. If any Legal Proceeding is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall notify the Indemnifying Party of such action or suit.

5.6 Third-Party Claims.

5.6.1 ***Notice***. Promptly after receipt by a person entitled to indemnity under *Article VI* (an **"Indemnified Person"**) of notice of the assertion of a third-party claim against it, such Indemnified Person shall give notice to the person obligated to indemnify under the applicable section thereof (an **"Indemnifying Person"**) of the assertion of such third-party claim. If Indemnified Person fails to notify the Indemnifying Person of the claim, it will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such third-party claim is prejudiced by the Indemnified Person's failure to give such notice.

5.6.2 ***Assumption of Defense***. If an Indemnified Person gives notice to the Indemnifying Person pursuant to *Section 5.6.1* of the assertion of a third-party claim, the Indemnifying Person shall be entitled to participate in the defense of such third-party claim and, to the extent that it wishes, to assume the defense of such third-party claim. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this *Article V* for any fees of other counsel or any other expenses with respect to the defense of such third-party claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such third-party claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a third-party claim, no compromise or settlement of such third-party claims may be effected by the Indemnifying Person without the Indemnified Person's consent, unless (x) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of

any person; (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (z) the Indemnified Person shall have no liability with respect to any compromise or settlement of such third-party claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any third-party claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person's notice is given, give notice to the Indemnified Person of its election to assume the defense of such third-party claim, the Indemnifying Person will be bound by any determination made in such third-party claim or any compromise or settlement effected by the Indemnified Person.

5.6.3 ***Jurisdiction***. Notwithstanding the provisions of *Section 7.8*, Seller hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a third-party claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world.

5.6.4 ***Cooperation***. With respect to any third-party claim subject to indemnification under this *Article V*, (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other person fully informed of the status of such third-party claim and any related proceedings at all stages thereof where such person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third-party claim.

5.6.5 ***Confidential Information; Privilege***. With respect to any third-party claim subject to indemnification under this *Article V*, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any third-party claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any Party hereto and counsel responsible for or participating in the defense of any third-party claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

5.7 ***Sole Rights and Remedies***. The remedies provided for in this *Article V* (and as limited by this *Article V*) shall be the sole remedies of each Indemnified Party in respect of any claims, however denominated, arising out of this Agreement or relating in any way to the subject matter hereof, and shall preclude assertion by each Indemnified Party of any other rights or the seeking of any other remedies against the Indemnifying Parties with respect to the matters covered by the indemnification provisions contained in this *Article V* or otherwise relating in any manner to the subject matter hereof.

ARTICLE VI.
DEFINITIONS; CONSTRUCTION

6.1 ***Definitions***. The following terms have the meanings specified below or are defined in the sections referred to below.

"Affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person. "Control" for this purpose means the possession, directly or indirectly, of more than twenty-five percent of the voting power of a person.

"Advisory Board Members" is defined in *Recital B.*

"Agreement" means this Asset Purchase Agreement, as it may be amended from time to time.

"Assets" is defined in *Section 1.2.*

"Associate" is defined in *Recital B.*

"Business" is defined in *Recital A.*

"Business Day" means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in San Francisco are permitted or required to be closed.

"Buyer" means Institutional Cash Distributors, LLC, a California limited liability company.

"Buyer Damages" is defined in *Section 5.2.*

"Buyer Indemnitee" is defined in *Section 5.2.*

"Company" Merriman Curhan Ford & Co., a California corporation.

"Confidential Information" means the following information disclosed or exchanged in connection with the Contemplated Transactions and all of the following owned or possessed by a Party: (i) all information that is a trade secret under applicable trade secret or other law; (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures; (iii) all information concerning the business and affairs of the disclosing party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques

and materials, however documented), and all information obtained from review of the disclosing party's documents or property or discussions with the disclosing party regardless of the form of the communication; (iv) all proprietary information; and (v) all notes, analyses, compilations, studies, summaries and other material prepared by the receiving party to the extent containing or based, in whole or in part, upon any information included in the foregoing. **"Confidential Information"** shall not include any information that is already known to a party or to others not bound by a duty of confidentiality or information that is publicly available through no fault of such Party.

"Consent" means any registration, filing, declaration, application, rights of first refusal or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, or action of or by any person other than a Governmental Body. **"Consent"** shall include any consent, approval, waiver, authorization or other action required under any Contract or to prevent any assets or Liabilities of Seller from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any person any rights or remedies as a result of the consummation of the Contemplated Transactions.

"Contemplated Transactions" means the sale and purchase of the Assets and the transactions contemplated by this Agreement and the Other Agreements.

"Contract" is defined in *Section 1.10*.

"Damage" means any loss, demand, claim, allegation, assertion, action or cause of action, assessment, damage (including incidental and consequential damages), deficiency, Liability, cost, expense, diminution of value, fine, penalty, judgment, award or settlement, whether or not involving a third-party claim, including reasonable legal fees, interest, and any reasonable amount paid in investigation, defense or settlement of any of the foregoing.

"Encumbrance" means any debt, mortgage, deed of trust, community or marital property interest, equitable interest, pledge, security interest, encumbrance, option, right of first option or refusal, agreement of sale, adverse claim, easement, lien, lease, assessment, restrictive covenant, Liability, encroachment, right-of-way, servitude, restriction on use or any other burden, charge or restriction of any kind or nature whatsoever, legal or equitable, or any item similar or related to the foregoing.

"Governing Documents" means, with respect to any person who is not a natural person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter, organic, organization or governing documents or instruments of such person relating to the creation, formation, organization, management or operation of such person or relating to the rights, duties and obligations of the equity holders of such person.

"Governmental Authorization" means any permit, certificate, license, consent, waiver, franchise, privilege, approval, exception, variance, exemption, registration, filing or authorization required, or otherwise made available by or under the authority of, any applicable Legal Requirements or otherwise advisable in connection with the formation and operation of the Business.

"Governmental Body" means any nation, state, county, city, town, borough, village, district or other jurisdiction, court, tribunal, government, quasi-governmental authority of any nature, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality (foreign, federal, state, local or other political subdivision) or any body similar or related to the foregoing.

"Indemnified Party" is defined in *Section 5.5*.

"Indemnifying Party" is defined in *Section 5.5*.

"Interest" applicable to any amount means interest on such amount until paid at an annual rate equal to the prime rate as reported by the *Wall Street Journal*, plus one and one half percentage points, compounded annually on the basis of a 360 day year consisting of 12 thirty-day months, such rate to change simultaneously with changes in such prime rate.

"Legal Approval" means any registration, filing, declaration, application, rights of first refusal or notice to or with any person and any consent, approval, permit, qualification, waiver, waiting period, authorization, Order or action of or by any Governmental Body. **"Legal Approval"** shall include any consent, approval, waiver, authorization or other action required under any material contract of Seller or Governmental Authorization or to prevent any assets or Liabilities of Seller from being in default, terminating, accelerating, revoking, suspending, canceling, losing or diminishing in value, changing in any respect or creating any Liability or giving any person any rights or remedies as a result of the consummation of the Contemplated Transactions.

"Legal Proceeding" means any action, arbitration, audit, hearing, investigation, litigation, suit (whether civil, criminal, administrative, investigative, or informal, public or private) or Order commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

"Legal Requirement" means any applicable international, multinational, national, foreign, federal, state, municipal, local (or other political subdivision) or administrative law, constitution, statute, code, ordinance, rule, regulation, requirement, standard, policy, guidance, treaty, judgment or Order of any kind or nature whatsoever including any public policy, judgment or principle of common law.

"Liability" with respect to any person or any property of such person, means any and all debt, liability or obligation of such person of any nature, kind, character or description whatsoever, whether or not due or to become due, known or unknown, accrued, unaccrued, fixed, absolute, matured, liquidated, asserted, conditional, secondary, potential, determined, determinable or contingent, executory, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested and whether or not incurred directly by such person or by any predecessor of such person, whether or not required to be accrued on the financial statements of such person and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service, setoff, recoupment, counterclaim or otherwise.

"MCF Group" means Merriman Curhan Ford Group, Inc., a Delaware corporation.

"**Membership Agreement**" is defined in *Recital A*.

"**Order**" means any order, award, decision, injunction, judgment, ruling, writ, assessment, decree, determination, subpoena, stipulation or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

"**Other Agreement**" means any other agreement or document contemplated by this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement, including all conveyance documents and instruments.

"**Party**" or "**Parties**" mean a party or the parties to this Agreement.

"**Person**" means and includes a natural person, a corporation, an association, and a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, a Governmental Body or any other legal entity.

"**Purchase Price**" is defined in *Section 1.3*.

"**Security Agreement**" is defined in *Section 1.4*.

"**Seller**" means Merriman Curhan Ford Group, Inc., a Delaware corporation, jointly with Merriman Curhan Ford & Co., a California corporation.

"**Seller Damages**" is defined in *Section 5.3*.

"**Seller Indemnitees**" is defined in *Section 5.3*.

"**Software**" means all computer software programs and applications and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

"**Tax**" means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other material contract.

6.2 Construction. As used in this Agreement, unless a clear contrary intention applies: (i) references to "*Article*" or "*Section*" are to an article or section of this Agreement, and references to "hereunder," "hereof," "hereto," and words of similar import are references to this Agreement as a whole and not to any particular article, section or other provision hereof; (ii) references to the singular number includes the plural number, and vice versa, and reference to

any gender includes each other gender; (iii) all "*Exhibits*" and "*Schedules*" referred to in this Agreement are to Exhibits and Schedules attached to this Agreement and are incorporated into this Agreement by reference and made a part of this Agreement; (iv) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; (v) with respect to the determination of any period of time, "from" means "from and including" and "to" means "to but excluding"; (vi) the headings of the various articles, sections and other subdivisions of this Agreement are for convenience of reference only and shall not modify, define or limit any of the terms or provisions of this Agreement; (vii) "knowledge" of a person means the actual knowledge of such person and the knowledge that a prudent individual could be expected to discover or otherwise become aware of in the course of conducting a reasonably comprehensive investigation concerning the existence of the matters addressed; (viii) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and shall include all addenda, exhibits and schedules thereto; (ix) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision, and (x) a "breach" of a representation, warranty, covenant or obligation of this Agreement or any instrument delivered in connection with this Agreement will include (A) a breach or inaccuracy of such representation or warranty, or a breach of, or noncompliance with, such covenant or obligation, or (B) any claim by any person or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant or obligation, and the term "breach" means any such breach, inaccuracy, noncompliance, claim, occurrence or circumstance.

ARTICLE VII.
MISCELLANEOUS

7.1 ***Costs and Expenses***. Except as may be explicitly otherwise set forth in this Agreement, each of Buyer and Seller shall pay its respective expenses, brokers' fees and commissions.

7.2 ***Further Assurances***. After Effective Date, without further consideration, Seller shall take or cause to be taken such actions (including the execution, acknowledgment and deliver of instruments, documents, transfers, conveyances and assurances) as Buyer may request for the better conveying, transferring, assigning, delivering, assuring and confirming the Assets and the Contracts to be assigned to Buyer.

7.3 ***Notices***. All notices given or made in connection with this Agreement shall be in writing. Delivery of written notices shall be effective: (i) on the second Business Day after the date of mailing, if delivered by registered or certified mail, postage prepaid, (ii) upon delivery, if sent by hand delivery, (iii) upon delivery, if sent by prepaid courier, with a record of receipt, or (iv) on the next day after the date of dispatch, if sent by cable, facsimile or telecopy. All deliveries shall be made to the following addresses:

(i) if to Seller, to:

Christopher Aguilar, General Counsel
Merriman Curhan Ford & Co.
600 California Street, 9th Floor
San Francisco, CA 94108
Fax: (415) 723-7165

with a required copy to:

Mark H. Davis
Gordon & Rees LLP
275 Battery Street, Suite 2000
San Francisco, CA 94111
1 (415) 986-5900
Telecopy: 1 (415) 986-8054

(ii) if to Buyer or Other Members, to:

Institutional Cash Distributors, LLC
c/o Jeff Jellison
1142 Highland Avenue
Manhattan Beach, California 90266
Telecopy: (310) 802-1139

with a required copy to:

Stephen D. Pahl
Pahl & McCay
225 West Santa Clara Street, Suite 1500
San Jose, California 95113
Telecopy: (408) 286-5722

Any Party may change the address to which notice (or copies) to it shall be addressed by giving notice of that change to the other Parties in accordance with this *Section*.

7.4 ***Currency***. All currency references in this Agreement are to United States dollars.

7.5 ***Governing Law and Arbitration***. This Agreement shall be governed by and construed under the laws of the State of California applicable to contracts made and to be performed entirely within the State of California. Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by binding arbitration in the City and County of San Francisco, before one arbitrator. The arbitration shall be administered by JAMS. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each Party

will bear its own costs for arbitration. The prevailing party in arbitration shall be entitled to reasonable attorneys' fees. The provisions of this *Section 7.5* shall survive any termination of this Agreement.

7.6 ***Assignment.*** This Agreement and all the rights and powers granted by this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement and the rights, interests and obligations under this Agreement may not be assigned by any Party without the prior written consent of the other Parties.

7.7 ***Consideration; Recitals.*** The Parties acknowledge the mutual receipt and sufficiency of valuable consideration for the formation of the legally binding contract represented by this Agreement. That consideration includes all of the representations, warranties, covenants and obligations contained in this Agreement. The recitals set forth on page one of this Agreement are incorporated into this Agreement and made a part of this Agreement.

7.8 ***Venue.*** In the event of any proceeding not covered by *Section 7.5*, Each Party submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of California and of any California state court sitting in the City and County of San Francisco for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party irrevocably waives any objection that it may now or hereafter have to the laying of venue in any proceeding brought in such a court, and any claim that any such proceeding was brought in an inconvenient forum.

7.9 ***Amendment and Waiver; Cumulative Effect.*** To be effective, any amendment or waiver under this Agreement must be in writing and signed by the Party against whom enforcement of the same is sought. Neither the failure of any Party to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other Party with its obligations under this Agreement, nor any custom or practice of the Parties at variance with the terms of this Agreement, shall constitute a waiver by such Party of its right to exercise any such right, power or remedy or to demand such compliance. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (ii) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

7.10 ***Entire Agreement; No Third-Party Beneficiaries.*** This Agreement and the *Schedules* and *Exhibits* set forth a complete and exclusive statement of all of the promises, covenants, agreements, conditions and undertakings between the Parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, among the Parties. Except for the provisions of *Sections 5.2 and 5.3* relating to Buyer Indemnitees and Seller Indemnitees, this Agreement is not intended to confer upon any person other than the Parties any rights or remedies under this Agreement.

7.11 ***Severability***. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Legal Requirement in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any Party, (i) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (ii) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Contemplated Transactions are fulfilled to the fullest extent possible.

7.12 ***Counterparts***. This Agreement may be executed in more than one counterparts each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission or by .pdf shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

The Parties, each intending to be legally bound by this Agreement, have executed this Agreement effective as of the first date identified in the first sentence of this Agreement.

BUYER

INSTITUTIONAL CASH DISTRIBUTORS, LLC
a California limited liability company

By: ______________
Name: Jeff Jellison
Title It's Manager

SELLER

MERRIMAN CURHAN FORD GROUP, INC.
a Delaware corporation

By: ______________
Name: Peter Coleman
Title Chief Financial Officer

MERRIMAN CURHAN FORD & CO.
a California corporation

By: ______________________
Name: Peter Coleman
Title Chief Financial Officer

OTHER MEMBERS

____
Tom Newton

____
Ed Baldry

____
Jeff Jellison

SCHEDULES AND EXHIBITS

Exhibit A	Intellectual Property Assets
Exhibit B	Form of Security Agreement
Exhibit C	Third Party Contracts
Exhibit D	Consent and Disclaimer of Advisory Board Members and Associate

Exhibit A

Assets

The following constitute the Assets being transferred to Buyer in addition to the other items listed in *Section 1.2*.

A. All of Company's contract rights under the Membership Agreement including its right to share in proceeds of any sale of the Business.

B. All of Seller's interest in the following items of Intellectual Property:

All Confidential Information and Intellectual Property, including but no limited to, ICD's website, common law and registered trademarks, copyrights, patents, trade secrets, tradename "Institution Cash Distributors" related to the Business.

C. All of Seller's interest in the following additional items:

1. All ICD intellectual property and vendor contracts from 2004 to present.
2. All Electronics equipment (computers, copiers, telecommunications equipment associated with ICD.
3. All furniture, fixtures and equipment associated with ICD.

Exhibit B

Security Agreement

SECURITY AGREEMENT

This Security Agreement (this "Security Agreement") is made as of January 16, 2009, by and between INSTITUTIONAL CASH DISTRIBUTORS LLC, a California limited liability company ("DEBTOR"), and, jointly as "SECURED PARTY", MERRIMAN CURHAN FORD GROUP, INC., a Delaware corporation, and MERRIMAN CURHAN FORD & CO., a California Corporation..

For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, DEBTOR hereby grants SECURED PARTY a security interest in all personal property of the DEBTOR, including all Assets, as defined in section 1.2 of the Asset Purchase Agreement dated the date hereof, executed by DEBTOR and SECURED PARTY ("Agreement"), and all of the accounts, intellectual property, furniture, furnishings, equipment, and related rights of the Business, as defined in section A of the Recitals to the Agreement, conducted by DEBTOR and including the proceeds and products therefrom, together with all such rights and property hereafter acquired by DEBTOR (collectively the "Collateral") as security for (i) the prompt payment of all amounts owed at any time under the Agreement, specifically including the purchase price of two million dollars ($2,000,000) payable in installments, and any compromises, extensions, modifications, accelerations or other changes in the time for performance or other terms of the Agreement, and all other agreements between DEBTOR and SECURED PARTY, (ii) all expenditures by the SECURED PARTY for taxes, insurance, and repairs to and maintenance of the Collateral incurred by the SECURED PARTY in the collection and enforcement of the obligations; and (iii) all liabilities of the DEBTOR to the SECURED PARTY now existing or incurred in the future, matured or unmatured, direct or contingent, and any renewals, extensions, and substitutions of those liabilities.

SECTION 1 - DEBTOR'S OBLIGATIONS. DEBTOR agrees to the following:

a) DEBTOR will properly maintain and care for the Collateral, will not waste or destroy the Collateral, and will not remove the Collateral from the Location, nor will it use the Collateral in violation of any statute or ordinance, and the SECURED PARTY will have the right to examine and inspect the Collateral at any reasonable time;

b) Until final termination of this Security Agreement, the DEBTOR, at its own cost and expense, will insure the Collateral in accordance with the requirements and standards in the Agreement and industry standards, and DEBTOR understands that SECURED PARTY is authorized to collect sums that may become due under any of the insurance policies and apply them to the obligations secured by this Security Agreement;

c) DEBTOR will pay promptly when due all taxes and assessments on the Collateral, or any part of the Collateral, or for its use and operation;

d) DEBTOR will notify SECURED PARTY in writing prior to any change in DEBTOR's place of business;

e) DEBTOR has not executed and will not execute as debtor thereunder any security agreement or financing statement covering any of the Collateral except with SECURED PARTY, nor is there any financing statement covering Collateral or any part of it on file in any public office, nor will DEBTOR pledge or encumber the Collateral, or allow any lien to be placed against the Collateral, whether voluntary or involuntary;

f) If, in the SECURED PARTY's judgment, the Collateral has materially decreased in value or if the SECURED PARTY at any time determines that the SECURED PARTY is financially insecure with respect to DEBTOR's obligations, DEBTOR either will provide enough additional COLLATERAL to satisfy the SECURED PARTY or shall reduce the total indebtedness by an equivalent amount;

g) At the option of the SECURED PARTY, the SECURED PARTY may discharge taxes, liens, interest or perform or cause to be performed for an on behalf of the DEBTOR any actions or conditions, obligations, or covenants that the DEBTOR has failed or refused to perform. In addition, the SECURED PARTY may pay for the repair, maintenance, and preservation of the Collateral. The SECURED PARTY may also enter the premises of DEBTOR where the Collateral or any part of it is located and cause to be performed as agent and on the account of the DEBTOR any acts that the SECURED PARTY deems necessary for the proper repair and maintenance of the Collateral or of any part of it. All sums expended by the SECURED PARTY under this paragraph, including, but not limited to, attorneys' fees, courts costs, agent's fees, or commissions, or any other costs or expenses, will bear interest from the date of payment at the same interest rate as in the Agreement, will be payable at the place designated in the Agreement, and will be secured by this Security Agreement;

h) DEBTOR, upon request of SECURED PARTY, shall join in executing, and pay the filing fees required for, all necessary financing statements in forms satisfactory to SECURED PARTY and will further execute all other instruments deemed necessary by the SECURED PARTY;

i) DEBTOR represents and warrants that except for the security interest granted pursuant to this Security Agreement it has or, on acquisition, will have, full title to the Collateral free from any lien, security interest, encumbrance, or claims, and the DEBTOR, at its own cost and expense, will defend any action that may affect the SECURED PARTY's security interest in, or the DEBTOR's title to, the Collateral; and

j) DEBTOR will not sell, contract for sale, lease, encumber, or otherwise dispose of any of the Collateral except in the ordinary course of business.

SECTION 2 - DEFAULTS. DEBTOR shall be in default under this Security Agreement upon the occurrence of any of the following events or conditions (an "Event of Default"):

a) The failure by DEBTOR to pay any amount when due under the terms and provisions of the Agreement (after applicable grace periods, if any); or

b) DEBTOR's breach of any term, provision, warranty or representation set forth herein or in the Agreement, or in any other agreement between DEBTOR and SECURED PARTY; or

c) Any warranty, representation, or statement made or furnished hereunder or under the Agreement to the SECURED PARTY by or on behalf of the DEBTOR proves to have been false in any material respect when made or furnished; or

d) The loss, theft, substantial damage, destruction, sale, or encumbrance to or of any of the Collateral, or any levy on, or seizure or attachment of, any of the Collateral, if such levy, seizure or attachment is not set aside within fifteen (15) days thereafter; or

e) If SECURED PARTY reasonably comes to believe that the prospect of payment or any indebtedness secured by this Security Agreement or the performance of this Security Agreement is impaired; or

f) Any event occurs that results in the acceleration of the maturity of the indebtedness of DEBTOR to others under any indenture, agreement, or undertaking; or

g) The dissolution, termination of existence or insolvency of DEBTOR; the appointment of a receiver of all or any part of the property of DEBTOR; an assignment for the benefit of creditors by DEBTOR; the calling of a meeting of creditors of DEBTOR; or the commencement of any proceeding under any bankruptcy or insolvency laws by or against DEBTOR or any guarantor, surety or endorser for DEBTOR.

SECTION 3 - REMEDIES AFTER DEFAULT.

a) In the event of the occurrence of an Event of Default, SECURED PARTY, in addition to all other rights and remedies given SECURED PARTY under any and all agreements by and among SECURED PARTY, DEBTOR and/or DEBTOR's guarantors, or otherwise by law, may do one or more of the following, without notice to or demand upon DEBTOR:

   i) Declare all obligations secured hereby immediately due and payable;

   ii) Enforce the security interest given hereunder and otherwise exercise the rights of a secured creditor provided under the laws of the State of California;

   iii) Require DEBTOR to assemble the Collateral and make it available to SECURED PARTY; and/or

   iv) Enter any office or offices of DEBTOR and take possession of the Collateral and of the records pertaining to the Collateral.

b) SECURED PARTY may apply the proceeds of any disposition of Collateral available for satisfaction of DEBTOR's indebtedness, which shall include the reasonable expenses of such sale, in any order of preference which SECURED PARTY, in its sole discretion, chooses. DEBTOR shall remain liable for any deficiency.

SECTION 4 - INSURANCE PROCEEDS. So long as no default exists hereunder, the proceeds of fire and casualty insurance covering the Collateral may be utilized by DEBTOR for the repair and restoration of DEBTOR's facilities, subject to such procedures as SECURED PARTY may reasonably require to assure the application of any insurance proceeds for such purpose and completion of such repair and restoration.

SECTION 5 - DUTIES AND RIGHTS OF SECURED PARTY. SECURED PARTY's duties or responsibilities with reference to the Collateral shall be limited solely to the duties and responsibilities set forth in this Security Agreement and SECURED PARTY shall not be responsible in any way for the condition, depreciation or maintenance of the Collateral other than as set forth herein. DEBTOR shall pay when due all taxes, charges, liens and assessments against

the Collateral. SECURED PARTY may require DEBTOR to assemble the Collateral and make it available to the SECURED PARTY at any place to be designated by SECURED PARTY that is reasonably convenient for both parties. Unless the Collateral is perishable, threatens to decline speedily in value, or is of a type customarily sold on a recognized market, the SECURED PARTY will give the DEBTOR reasonable notice of the time and place of any public sale or of the time after which any private sale or any other intended disposition of the Collateral is to be made. The requirements of reasonable notice will be met if the notice is mailed, postage prepared, to the address of the DEBTOR as provided in the notice provision of this Security Agreement at least ten (10) days before the time of the sale or disposition. Expenses of retaking, holding, preparing for sale, selling or the like will include the SECURED PARTY's reasonable attorneys' fees and legal expenses.

SECURED PARTY agrees and covenants to subordinate this Security Agreement, and any UCC-1 filed herewith, to a financial institution providing credit facilities to DEBTOR for use in DEBTOR'S operations, so long as the terms and conditions of such credit facility are in the ordinary course of business, and the proceeds thereof are only utilized for DEBTOR'S ongoing business activities.

SECTION 6 - MISCELLANEOUS.

a) DEBTOR's Obligations Under Agreement. Simultaneously with the payment in full of all of DEBTOR's obligations under the Agreement and payment of all amounts owed under this Security Agreement, all liens, encumbrances and security interests created by this Security Agreement shall be null and void.

b) Waiver. Any waiver, express or implied, of any provision of this Security Agreement, any acceptance of partial or delinquent payments, and any delay or failure by SECURED PARTY to enforce any provisions of this Security Agreement shall not preclude SECURED PARTY from enforcing any such provisions thereafter.

c) Governing Law. This Security Agreement shall be governed by and construed according to the laws of the State of California.

d) Validity and Construction. If any one or more of the provisions contained in this Security Agreement is for any reason held to be invalid, illegal, or unenforceable, the invalidity, illegality or unenforceability of that provision will not affect any other provision of this Security Agreement, and this Security Agreement shall be construed as if the invalid, illegal, or unenforceable provision had never been contained in it.

e) Remedies. All rights and remedies provided herein are cumulative and not exclusive of any rights or remedies otherwise provided by law. Any single or partial exercise of any right or remedy shall not preclude the further exercise thereof or the exercise of any other right or remedy.

f) No Third Party Beneficiaries. The parties do not intend there to be any third party beneficiaries with respect to this Security Agreement.

g) Financing Statement. Concurrently herewith, DEBTOR authorizes preparation by SECURED PARTY of a UCC-1 Financing Statement for filing with the California Secretary of State or other appropriate governmental authority to perfect the security interest created hereby. DEBTOR will execute such other documents as SECURED

PARTY may reasonably require to perfect its security interest in the Collateral. Upon extinguishment of SECURED PARTY's security interest hereunder, SECURED PARTY will execute any forms or statements necessary to reflect that fact.

h) Notices. In the event either party desires to give notice to the other with regards to this Security Agreement, such notices shall be in writing and may be hand delivered, express mailed, or sent by certified or registered mail. Notices mailed as provided herein shall be deemed to be given two (2) days after they are sent. Such notices shall be sent to the address provided for such party in the Agreement, unless a party gives notice of a change of its respective address.

i) Attorney's Fees. In the event either party commences litigation against the other with respect to this Security Agreement, or its interpretation or enforcement, the prevailing party shall be entitled to reasonable attorney's fees and court costs.

j) Successors in Interest. This Security Agreement shall inure to the benefit of, and be binding upon, the successors in interest of the parties hereto.

k) Amendments. This Security Agreement may only be amended by a writing executed by both of the parties hereto.

l) Entire Agreement. The foregoing constitutes the entire agreement between the parties, all representations or understandings, whether oral or written, having been incorporated herein or otherwise superseded hereby.

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IN WITNESS WHEREOF, the parties hereto have executed this Security Agreement effective as of the date first written above.

DEBTOR:

INSTITUTIONAL CASH DISTRIBUTORS LLC

By: ______________________

Name: Jeff Jellison

Its: Manager

SECURED PARTY:

MERRIMAN CURHAN FORD GROUP, INC.

By: ______________________

Name: Peter Coleman

Its: Chief Financial Officer

MERRIMAN CURHAN FORD & CO

By: ______________________

Name: Peter Coleman

Its: Chief Financial Officer